AMENDMENT TO
SPLIT DOLLAR INSURANCE AGREEMENT

This Amendment to Split Dollar Insurance Agreement (this “Amendment”) is made and entered into on the 29 day of December, 2008, by and between DANIEL T. HENDRIX (hereinafter called “Employee”) and INTERFACE, INC. (hereinafter called “Employer”).

W I T N E S S E T H:

WHEREAS, Employee and Employer entered into a Split Dollar Insurance Agreement dated February 21, 1997 (the “Agreement”);

WHEREAS, the parties believe that Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), applies to a portion of the benefits under the Agreement and that the Agreement does not comply with the requirements of Code Section 409A;

WHEREAS, the parties believe that, with the modifications described in this Amendment, the Agreement will comply with Code Section 409A; and

WHEREAS, consistent with transition relief provided under section III.D.2 of Internal Revenue Service Notice 2007-34, Employee and Employer desire to modify the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. All capitalized terms used in this Amendment, unless otherwise defined herein, shall have the same meanings ascribed to such terms in the Agreement.

2. The first sentence of paragraph 2 of the Agreement is hereby deleted and the following is substituted in its place:

Employee shall be the owner of the Policy on his life, and may exercise all ownership rights granted to the owner thereof by the terms of the Policy; provided, (i) Employee will not be permitted to make any Policy withdrawals or Policy loans, or otherwise access or use Policy values, prior to the termination of this Agreement; and (ii) Employee will not take any action that would impair any right or interest of Employer in and to the Policy as provided herein.

3. Paragraph 7 of the Agreement is hereby deleted in its entirety and the following is substituted in its place:

7.           Termination Events.  This Agreement shall terminate automatically, subject to the provisions of paragraphs 8 and 9 below, on the six-month anniversary of the date on which Employee separates from service with Employer or, if earlier, on the six-month anniversary of the date on which Employee attains age 65 (unless such date is within six months following Employee’s separation from service).  For purposes of this Agreement, Employee shall be deemed to have separated from service when he has a “separation from service” as such term is defined in Section 409A of the Internal Revenue Code of 1986, as amended, and regulations and guidance issued thereunder. The provisions of this paragraph 7 shall replace and supersede any contrary or inconsistent term or provision of any plan, agreement or arrangement (including without limitation any employment agreement or contract) between the parties to this Agreement.

4. Paragraph 8 is hereby amended by deleting references to “within 270 days of the date of termination” and substituting in their place “within 90 days after the applicable date of termination under paragraph 7 above.”

5. Paragraph 9 is hereby amended by deleting the reference to “within 270 days” and substituting in its place “within 90 days.”

IN WITNESS WHEREOF, Employee has executed this Amendment, and Employer has caused this Amendment to be executed by a duly authorized representative, as of the date first set forth above.

EMPLOYEE:

/s/ Karen H. Daniel	/s/ Daniel T. Hendrix (SEAL)
Witness	DANIEL T. HENDRIX

EMPLOYER:

INTERFACE, INC.

/s/ Karen H. Daniel	By: /s/ Raymond S. Willoch
Witness	Title: Senior Vice President
[CORPORATE SEAL]